Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Declares $0.06 per Share Dividend for Q1 2011

New York, New York, May 3, 2011 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three months ended March 31, 2011.

The following financial review discusses the results for the three months ended March 31, 2011 and December 31, 2010. Since the Company began operations in October 2009 and took delivery of its first vessel on April 8, 2010, comparable historical data for the three months ended March 31, 2010 does not include the operation of any vessels.

First Quarter 2011 and Year-to-Date Highlights

•	Declared a $0.06 per share dividend payable on or about May 20, 2011 to all shareholders of record as of May 13, 2011 based on Q1 2011 results;

•	Recorded a net loss of $1.7 million, or $0.08 basic and diluted net loss per share for the first quarter; and

•	Reached agreement to charter the Baltic Leopard with Resource Marine PTE Ltd, Singapore, at a rate based on 97% of the Baltic Supramax Index for 11 to 13.5 months

Financial Review: 2011 First Quarter

The Company recorded a net loss for the first quarter of 2011 of $1.7 million, or $0.08 basic and diluted net loss per share. Comparatively, for the three months ended December 31, 2010, the Company recorded net income of $3.7 million, or $0.17 basic and diluted net income per share. For the three month period ending March 31, 2010, the Company recorded $0.09 basic and diluted net loss per share which primarily consisted of general and administrative expenses related to the formation of the company since we took delivery of our first vessel on April 8, 2010.

EBITDA was $3.0 million for the three months ended March 31, 2011 versus $8.4 million for the three months ended December 31, 2010.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the first quarter, we continued to successfully implement our fleet deployment strategy, while maintaining cost effective operations.  For the first quarter, we declared a dividend of $0.06 per share, representing our fourth consecutive dividend since going public.  As we progress through 2011, we plan to continue to sign spot market-related time charters to earn rates closely correlated with the various Baltic Dry indices and maximize utilization. We also intend to maintain a strong balance sheet and lean cost structure, positioning Baltic Trading to distribute a substantial portion of cash flows to shareholders over the long term.”

Baltic Trading Limited’s revenues decreased to $9.5 million for the three months ended March 31, 2011 compared to $15.2 million for the three months ended December 31, 2010 due to lower spot market rates achieved by our vessels during the first quarter of 2011.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $11,530 per day for the three months ended March 31, 2011 as compared to $18,596 for the three months ended December 31, 2010. The decrease was due to lower spot rates achieved by the vessels in our fleet during the first quarter of 2011 versus the fourth quarter of 2010. Weather related disruptions reducing iron ore and coal volumes exported from Australia as well as peak newbuilding vessel deliveries during January of 2011 were the main contributors of reduced rates.

Total operating expenses were $10.1 million for the three months ended March 31, 2011 compared to $10.4 million for the three months ended December 31, 2010. Vessel operating expenses slightly decreased to $3.9 million for the three months ended March 31, 2011 from $4.2 million for the three months ended December 31, 2010. General, administrative and technical management fees increased to $1.8 million from $1.7 million during the comparative periods. Depreciation and amortization expenses were $3.6 million for the first quarter of 2011 compared to $3.7 million for the fourth quarter of 2010.  For the year beginning January 1, 2011, the Company revised its estimated residual scrap value from $175 per lightweight ton to $245 per lightweight ton which had the impact of decreasing depreciation expense by $0.1 million for the three months ended March 31, 2011. The change in residual scrap value will only affect depreciation on a prospective basis.

Daily vessel operating expenses, or DVOE, decreased to $4,848 per vessel per day for the first quarter of 2011 from $5,167 per vessel per day for the previous quarter. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for 2011 to be $5,200 per vessel per day on a weighted average basis.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2011 was $1.7 million. Net cash provided by operating activities for the three months ended March 31, 2011 was primarily a result of our recorded net loss of $1.7 million, offset by non-cash operating charges relating to depreciation and amortization of $3.6 million and $0.9 million of amortization of non-vested stock compensation expense.

Net cash used in investing activities was $1.0 million for the three months ended March 31, 2011 and was related to the purchase of vessels in our fleet.

Net cash used in financing activities for the three months ended March 31, 2011 was $3.9 million and consisted primarily of $3.8 million in cash dividends paid.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet consists of two Capesize, four Supramax, and three Handysize vessels with an aggregate capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked in 2010, and we do not currently expect any of our vessels to be drydocked during 2011.  We further anticipate three of our vessels will be drydocked in 2012.

We estimate our drydocking costs for our fleet through 2012 to be:

	Q2 2011	Q3-Q4 2011	2012

Estimated Costs (1)	-	-	$1.5 million
Estimated Offhire Days (2)	-	-	45

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 15 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2011	March 31, 2010
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 9,543	$ -

Operating expenses:
Voyage expenses	83	-
Voyage expenses to Parent	122	-
Vessel operating expenses	3,927	-
General, administrative and technical management fees	1,751	484
Management fees to Parent	608	-
Depreciation and amortization	3,637	-
Total operating expenses	10,128	484

Operating loss	(585)	(484)

Other (expense) income:
Other expense	(18)	-
Interest income	3	22
Interest expense	(1,099)	(48)
Other expense:	(1,114)	(26)

Net loss before income taxes	(1,699)	(510)

Income tax benefit	5	-

Net loss	$ (1,694)	$ (510)

Net loss per share - basic	$ (0.08)	$ (0.09)

Net loss per share - diluted	$ (0.08)	$ (0.09)

Shares used in per share calculation - basic	22,023,455	5,820,817

Shares used in per share calculation - diluted	22,111,733	5,820,817

	March 31, 2011	December 31, 2010
BALANCE SHEET DATA:	(unaudited)
Cash	$ 2,653	$ 5,797
Current assets, including cash	6,154	8,856
Total assets	389,987	396,154
Current liabilities	3,890	5,469
Total long-term debt	101,250	101,250
Shareholders' equity	284,848	289,435

	Three Months Ended
	March 31, 2011	March 31, 2010
	(unaudited)

Net cash provided by (used in) operating activities	$ 1,703	(993)
Net cash used in investing activities	(953)	(35,578)
Net cash (used in) provided by financing activities	(3,894)	285,786

Three Months Ended
March 31, 2011	March 31, 2010
FLEET DATA:	(unaudited)
Total number of vessels at end of period	9	-
Average number of vessels (1)	9.0	-
Total ownership days for fleet (2)	810	-
Total available days for fleet (3)	810	-
Total operating days for fleet (4)	809	-
Fleet utilization (5)	99.9%	0.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 11,530	-
Daily vessel operating expenses per vessel (7)	4,848	-

Three Months Ended
March 31, 2011	March 31, 2010
(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net loss	$ (1,694)	$ (510)
+	Net interest expense	1,096	26
+	Depreciation and amortization	3,637	-
-	Taxes	(5)	-
EBITDA(8)	$ 3,034	$ (484)

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 3, 2011, the average age of our current fleet was 1.3 years, as compared to the average age for the world fleet of approximately 14 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s current fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	March 2012	101.5% of BCI (2)
Baltic Wolf	2010	Cargill International S.A.	September 2011	100% of BCI (3)
Supramax Vessels
Baltic Leopard	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	March 2012	97 % of BSI (4)
Baltic Panther	2009	Oldendorff GMBH and Co. KG. Lubeck	May 2011	95 % of BSI (5)
Baltic Jaguar	2009	Clipper Bulk Shipping N.V., Curacao	May 2011	95 % of BSI (5)
Baltic Cougar	2009	AMN Bulkcarriers Inc.	June 2011	96 % of BSI (6)
Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	May 2013	115% of BHSI (7)
Baltic Cove	2010	Cargill International S.A.	February 2014	115% of BHSI (7)
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI (7)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
We have agreed to terms on a spot market-related time charter with Swissmarine Services S.A. at a rate based on 101.5% of the Baltic Capesize Index (BCI), as reflected in daily reports except for the first 30 days after initial delivery for which hire is based on Baltic Cape C10 at 101.5%.  Hire is paid in arrears net of a 6.25% brokerage commission which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration is 10.5 to 13.5 months and delivered to Swissmarine on April 30, 2011.

(3)
Under the terms of the agreements, the rate for the spot market-related time charter is based on the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading is not responsible for voyage expenses, including fuel.

(4)
We have reached an agreement with Resource Marine PTE Ltd. on a spot market-related time charter based on 97% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports.  Hire is paid in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration is 11 to 13.5 months and commenced on April 24, 2011.  The vessel was previously on a time charter with Jaldhi Overseas PTE Ltd, Singapore that began on March 30, 2011 at a fixed rate of $14,250 less a 6.25% brokerage commission, which included the 1.25% commission payable to Genco Shipping & Trading Limited.

(5)
The rate for the spot market-related time charter is based on 95% of the average of the daily rates of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading is not responsible for voyage expenses, including fuel.

(6)
We have reached an agreement to enter the vessel in a spot market-related time charter based on 96% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading is not responsible for voyage expenses, including fuel.

(7)
The rate for each of the spot market-related time charters is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading is not responsible for voyage expenses, including fuel.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the first quarter of 2011 of $0.06 per share payable on or about May 20, 2011 to all shareholders of record as of May 13, 2011.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would not have resulted in a dividend for the first quarter of 2011.  However, our Board of Directors nonetheless determined to declare a dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Wednesday, May 4, 2011 at 10:00 a.m. Eastern Time, to discuss its 2011 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 634-7543 or (719) 325-2180 and enter passcode 8576115.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112  or (719) 457-0820 and entering the passcode 8576115. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xi) the Company’s acquisition or disposition of vessels; (xii) our ability to leverage Genco’s relationships and reputation in the shipping industry; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.